UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 20, 2012

C. R. BARD, INC.

(Exact Name of Registrant as Specified in Charter)

New Jersey	001-6926	22-1454160
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

730 Central Avenue Murray Hill, New Jersey	07974
(Address of Principal Executive Office)	(Zip Code)

(908) 277-8000

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 20, 2012, C. R. Bard, Inc. (the “Company”) entered into a Cooperation Agreement (the “Agreement”) with ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC (collectively, the “ValueAct Parties”) and G. Mason Morfit, in his individual capacity. The ValueAct Parties collectively own in the aggregate 5,872,939 shares of the Company’s common stock.

Pursuant to the Agreement, in consideration for certain restrictions and limitations on the ValueAct Parties as more fully described below, effective January 20, 2012 the Company’s board of directors (the “Board”), among other things, (i) increased the size of the Board from eleven to twelve directors and appointed G. Mason Morfit, a partner of ValueAct Capital, to serve on the Board until the Company’s 2012 annual meeting of shareholders (the “2012 Annual Meeting”) and (ii) determined to nominate Mr. Morfit for election as a director of the Company at the 2012 Annual Meeting. If elected, Mr. Morfit will serve as a director until the Company’s 2013 annual meeting of shareholders (the “2013 Annual Meeting”), or until his earlier death, resignation, disqualification or removal. In addition, if at any time the ValueAct Parties cease to own at least 5% of the outstanding voting securities of the Company, Mr. Morfit will be required to deliver his resignation to the Board if requested, after notice. The Board has not yet determined on which committee or committees of the Board Mr. Morfit will serve.

The ValueAct Parties agreed that during the term of the Agreement (the “Term”), they will (and will cause their representatives to) vote with the Company at the 2012 Annual Meeting on matters currently expected to be put to a shareholder vote. Subject to certain exceptions, the Term continues until the earlier of the day after the 2013 Annual Meeting or Mr. Morfit’s termination of service as a director.

The ValueAct Parties further agreed, subject to certain exceptions, that during the Term, the ValueAct Parties will not (and will cause their representatives not to), among other things, (i) own more than 12.5% of the then outstanding voting securities of the Company, (ii) propose, cause or participate in any take-over bid, tender or exchange offer, merger, acquisition, divestiture, or recapitalization or other extraordinary transaction involving the Company, its securities, businesses or assets (each, an “Extraordinary Transaction”), or tender into any such tender or exchange offer or vote in favor of any such Extraordinary Transaction, (iii) form, join, influence or participate in a “group” within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, (iv) make or participate in any solicitation of proxies to vote any securities of the Company, (v) make any shareholder proposal (or make any public statement in respect thereof), (vi) call a special shareholder or Board meeting or seek the written consent of the Company’s shareholders, (vii) seek representation on the Board, nominate or propose any candidate to the Board, or seek the removal of any director, (viii) take any action, alone or with others, in support of advising or controlling the Company’s Board, management or strategies, any material change in the Company’s business or corporate structure, or seeking to have the Company amend its charter or bylaws, (ix) other than in a Rule 144 broker transaction, knowingly sell or otherwise dispose of any voting securities of the Company to any person who is (or will become as a result of such transaction) a beneficial owner of 10% or more of the outstanding voting securities of the Company or (x) make or cause to be made any public statement or disclosure regarding any Extraordinary Transaction, solicitation of proxies, or plan or proposal with respect to the Board or the Company inconsistent with the provisions of the Agreement.

Mr. Morfit has agreed, upon becoming a member of the Board, to comply with the Company’s code of conduct and corporate governance guidelines, including the Company’s Business Ethics Policy, and Mr. Morfit and the ValueAct Parties have agreed to keep confidential and not publicly disclose any confidential information concerning the Company.

Mr. Morfit will be entitled to receive the Company’s standard annual cash retainer and meeting attendance fees for non-employee directors, which will be prorated accordingly, and will participate on the same basis as all other non-employee directors in the Company’s 2005 Directors Stock Award Plan and the Stock Equivalent Plan for Outside Directors of C. R. Bard, Inc., and may defer all or a portion of his cash fees under the Company’s Deferred Compensation Contract, Deferral of Directors’ Fees. These compensation arrangements and plans are described in more detail under the heading “Director Compensation” in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on March 18, 2011. Mr. Morfit has an agreement with ValueAct Capital that any compensation he receives in connection with his service on the Board will be held for the benefit of ValueAct Capital Master Fund, L.P.

The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is attached hereto as Exhibit 10cf and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10cf	Cooperation Agreement, dated January 20, 2012, by and among C. R. Bard, Inc., ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC and G. Mason Morfit

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

C. R. BARD, INC.
(Registrant)

By:	/S/ TODD C. SCHERMERHORN
Name:	Todd C. Schermerhorn
Title:	Senior Vice President and
Chief Financial Officer

January 23, 2012

Exhibit Index

Exhibit Number	Description

(d) Exhibits

10cf	Cooperation Agreement, dated January 20, 2012, by and among C. R. Bard, Inc., ValueAct Capital Master Fund, L.P., VA Partners I, LLC, ValueAct Capital Management, L.P., ValueAct Capital Management, LLC and G. Mason Morfit